Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Announces

Appointment of Beryl B. Raff and Other Changes to Board of Directors

KATY, TEXAS (PRNewswire - May 10, 2021) - Academy Sports and Outdoors, Inc. (“Academy”) (NASDAQ: ASO) announced today, effective immediately, the appointments of Beryl B. Raff to its Board of Directors (the “Board”) and Compensation Committee and Wendy A. Beck, currently a member of the Board and its Audit Committee, as a member and chairperson of the Nominating & Governance Committee. Academy also announced today that Vishal V. Patel and Aileen X. Yan, both designees of affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), have resigned from the Board, effective immediately, following a reduction in KKR’s holdings in Academy through a secondary public offering that closed today. As a result of these changes, Academy’s Board now comprises nine directors, including six independent directors.

“We are very fortunate to welcome Beryl, who brings a wealth of retail and leadership experience, to our Board,” said Ken C. Hicks, Academy Chairman, President and CEO. “Beryl is a highly respected executive and seasoned board member with a proven track record of success over her career. Additionally, as a result of today’s changes, we are pleased to report that Academy’s Board of Directors is now comprised of a majority of independent directors.”

Ms. Raff, age 70, has spent over forty years in the retail industry developing her merchandising, senior executive management and board membership experience. Ms. Raff has been the Chairman and Chief Executive Officer of Helzberg Diamonds, a wholly owned subsidiary of Berkshire Hathaway Inc., since 2009. Before joining Helzberg Diamonds, from 2001 to 2009, Ms. Raff held senior merchandising positions with J.C. Penney Company, Inc. (“JC Penney”), most recently as Executive Vice President and General Merchandise Manager, where she was responsible for the day to day operation of the fine jewelry business and served on its Executive Board, which determined strategic direction and initiatives for JC Penney. Prior to JC Penney, Ms. Raff also was Chairman and Chief Executive Officer at Zale Corporation and held senior merchant positions at R. H. Macy & Company. Currently, Ms. Raff serves on the Board of Directors of Helen of Troy, Ltd., including on its Audit Committee and formerly on its Compensation Committee, and on the Board of Directors of Larry H. Miller Company, including on its Governance and Compensation Committees. Previously, Ms. Raff spent seven years on the Board of Directors of The Michaels Companies, Inc., including on its Audit and Compensation Committees, eight years on the Board of Directors of Group 1 Automotive, Inc., including on its Compensation Committee and as chair of its Governance & Nominating Committee, and ten years on the Board of Directors of Jo- Ann’s Stores, Inc., including on its Audit and Governance Committees and as chair of its Compensation Committee. Ms. Raff received her Bachelors of Business Administration from Boston University and her Masters of Business Administration from Drexel University. The Board selected Ms. Raff because of her executive leadership and management experience and extensive business and financial experience related to the retail industry.

Mr. Patel’s and Ms. Yan’s departures from the Board precede that of William (Bill) S. Simon, a member of the Board’s Compensation Committee, who will not stand for re-election to the Board at Academy’s Annual Meeting of Stockholders on June 3, 2021. Mr. Patel, Mr. Simon, and Ms. Yan served on the company’s board of managers prior to Academy’s initial public offering.

“I would like to thank Vishal, Bill and Aileen for their significant contributions to Academy’s success during their tenures,” said Mr. Hicks. “We are grateful for their service to Academy and wish them the very best in the future.”

Subject to stockholder approval of the director nominees standing for re-election at Academy’s Annual Meeting of Stockholders on June 3, 2021, thereafter, the Board is expected to be comprised of eight directors, including six independent directors.

About Academy Sports + Outdoors

Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of 19 private label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit www.academy.com.

SOURCE: Academy Sports and Outdoors, Inc.

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Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com